EXHIBIT 99.1

Gold Horse International, Inc. Announces Results for Fiscal Year 2010

HOHHOT, China, October 14 /PRNewswire-Asia/ -- Gold Horse International, Inc., (OTC Bulletin Board: GHII) ("Gold Horse" or the “Company"), a multifaceted business group that controls and through the Jin Ma Companies operates a construction company, real estate development business and a hotel/banquet facility in Inner Mongolia, China, today announced its financial results for the twelve months ended June 30, 2010.

Fiscal Year 2010 Highlights

•	Net revenue decreased 37.1% year-over-year to $50.9 million
•	Gross margin was 20% compared to 15.3% in the prior year
•	Gross profit decreased 18.1% year-over-year to $10.2 million
•	Operating income was $7.98 million compared to operating income of $10.78 million in the prior year
•	Net income increased 34.1% year-over-year to $8.3 million from $6.2 million
•

Adjusted net income excluding non-cash gains and expenses was $6.6 million, or $4.01 per fully diluted common share as compared to adjusted net income of $7.5 million, or $3.86 per fully diluted common share, a year ago

“We are quite pleased with Jin Ma Real Estate’s new real estate development projects, and we are confident that the Jin Ma Companies remain on track to become one of the most prominent construction and real estate development companies in Inner Mongolia, China.  We are confident that real estate development in Hohhot, Inner Mongolia and its surrounding areas, a third- tier city, will remain strong and will not feel the effects of the slower real estate markets occurring in tier-one cities such as Beijing and Shanghai,” said Mr. Liankuan Yang, chairman and CEO of Gold Horse

Fiscal 2010 Results

For the fiscal year 2010, net revenue was $50.9 million, down 37.1% from $80.9 million in fiscal 2009. Construction revenue was $37.5 million or 73.7% of net revenue, down from $77 million, or 95.2% of net revenue for the fiscal year ended June 30, 2009.

•

The 51.3% decrease in construction revenues was mainly caused by a softening of the real estate market in Hohhot. Additionally, the reduction of construction revenue was attributable to the shift in focus from acting as general contractor for third parties to acting as general contractor for the real estate development business in order to vertically integrate all development processes from construction management to the sale of real estate units to customers.

•	Revenue from the hotel segment was $3.1 million, down 11.4% from $3.5 million in the same period last year.

•

Revenue from the real estate segment was $10.3 million, up 2,601% from $0.38 million.  During fiscal 2010, the real estate business, Jin Ma Real Estate, in cooperation with the construction business, Jin Ma Construction, who acted as general contractor, developed Buildings 1 to 4 of Procuratorate Housing Estates and Jian Guan Residential buildings (also known as building 5 of the Procuratorate Housing Estates). In fiscal 2010, Jin Ma Real Estate sold substantially all of the units of real estate held for sale and recognized revenue from the sale of these units.

Gross profit for the year was $10.2 million, down 18.1% from $12.4 million last fiscal year. Gross margin was 20%, up from 15.3% in the prior year.

Operating expenses for the fiscal year were $2.2 million, or 4.32% of net revenue. While the Company incurred lower salaries and employment benefits and depreciation and amortization expenses, operating expenses increased due to increases in hotel operating expenses and general and administrative expenses.

Operating income for fiscal 2010 was $7.98 million, down from $10.8 million in fiscal 2009. Operating margin for the fiscal year of 2010 was 15.7% as compared to 13.3% in fiscal 2009.

The Company recorded net income of $8.3 million in fiscal 2010 as compared to net income of $6.2 million in fiscal 2009. Adjusted net income excluding non-cash gains and expenses was $6.6 million or $3.99 per fully diluted common share as compared to adjusted net income of $7.5 million or $3.86 per fully diluted common share in fiscal 2009.

Financial Condition

As of June 30, 2010, Gold Horse had $0.3 million in cash and cash equivalents, short-term debt of $3.1 million and long-term debt of $0.35 million. Shareholders' equity was $36.6 million, up from $30.3 million as of June 30, 2009. Cash provided by operating activities for fiscal 2010 was $0.3 million.

Business Outlook

The Jin Ma Companies are in various stages of development of three new real estate development projects totaling approximately $96 million in estimated revenues over fiscal years 2011 to 2013.  These projects are a joint effort between the Jin Ma Construction and Jin Ma Real Estate with the construction business serving as the general contractor for the construction of these projects.

Mr. Liankuan Yang, Chairman and CEO of Gold Horse, offered a brief description on each project:

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In July 2010, construction of buildings No. 6 of the Procuratorate Housing Estates (Jiari Residential Building) began which consists of a construction area of 38,000 square meters and is expected to be completed in October 2011, with estimated revenues of $22 million. Jin Ma Real Estate will sell units to individual homebuyers.

•

In October 2010, Jin Ma Construction is expected to begin the construction of the Beiyuan Residential Building Project, which is in proximity to Xinchen District Government Building and consists of a construction area of 70,000 square meters with an expected completion date of June 2012, and estimated revenues of $37 million. Jin Ma Real Estate will sell units to individual homebuyers.

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In August 2011, Jin Ma Construction expects to begin the construction of the Jinwu Residential Building Project, which consists of a construction are of 100,000 square meters with an expected completion date of  December 2012, and estimated revenues of $37 million.  Jin Ma Real Estate will sell units to individual homebuyers.

Reconciliation of Net Income to Adjusted Net Income

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (GAAP) and to supplement the Company's consolidated financial statements presented on a GAAP basis in Table 1, the Company’s earnings release contains the non-GAAP financial measures “adjusted net income.”

Adjusted net income is not a measure of performance defined in accordance with GAAP. However, management believes that adjusted net income is useful to investors in evaluating the Company’s performance because adjusted net income reflects the elimination of interest expense from the amortization of debt discount and debt issuance costs associated with the Company’s convertible debt and warrants as well as a gain from derivative liabilities and extinguishment of debt.

Management believes that the disclosure of adjusted net income offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company.

Adjusted net income should not be considered as an alternative to net income as an indicator of the Company’s performance or as an alternative to net cash provided by operating activities as a measure of liquidity. The primary material limitations associated with the use of adjusted net income as compared to GAAP net income is:

•	it may not be compared to similarly titled measures used by other companies in the Company’s industry, and

•	it excludes financial information that some may consider important in evaluating the Company’s performance.

The Company compensates for these limitations by providing a reconciliation of adjusted net income to GAAP net income to enable investors to perform their own analysis of the Company’s operating results.

Reconciliation of Adjusted
Net Income to GAAP Net Income

	Fiscal Year Ended June 30,
($ in millions, except per share data)	2010	2009

Net income	$8,273	$6,165
Interest expense from amortization of debt discount and debt issuance costs	2,183	1,343
Gain on change in fair value of derivative liabilities	(1,757)	—
Gain from extinguishment of derivative liabilities	(2,111)	—

Adjusted net income	$6,588	$7,508

Net income per common share - diluted	$5.01	$3.17
Adjusted net income per common share - diluted	$3.99	$3.86
Weighted average common shares outstanding - diluted	1,651,520	1,943,857

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates its variable interest entities Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant/banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. For more information on the Company, visit http://www.goldhorseinternational.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. These forward looking statements are often identified by the use of forward-looking terminology such as "believes”, “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Gold Horse International, Inc.

Mr. Adam Wasserman, CFO

Phone: +1-800-867-0078 x702

Email: adamw@cfooncall.com

Table 1.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2010	2009
ASSETS
Cash and cash equivalents	$309,996	$112,134
Accounts receivable, net	7,912,119	11,943,996
Note receivable on sales type lease - current portion	1,150,333	157,923
Inventories, net	64,007	27,838
Advances to suppliers	—	200,570
Prepaid expenses	210,000	—
Other receivables, net	24,969	1,197,705
Due from related parties	—	33,283
Cost and estimated earnings in excess of billings	93,879	16,539
Real estate held for sale	367,009	—
Deferred tax assets	267,668	—
Prepaid land use rights for resale	—	4,041,090
Total Current Assets	10,399,980	17,731,078
Property and equipment, net	8,727,796	9,383,982
Construction in progress	12,860,646	10,560,114
Note receivable on sales type lease - non-current portion	15,853,319	8,654,311
Total Assets	$47,841,741	$46,329,485

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Loans payable - current portion	$3,091,678	$4,420,290
Accounts payable	3,522,030	7,966,488
Due to related parties	230,453	—
Accrued expenses	832,597	1,251,843
Taxes payable	2,374,059	1,678,084
Advances from customers	144,670	246,191
Derivative liability	653,630	—
Billings in excess of costs and estimated earnings	90,205	37,498
Total Current Liabilities	10,939,322	15,600,394
Loans payable - net of current portion	345,152	379,850
Total Liabilities	11,284,474	15,980,244

Stockholders' Equity:
Preferred stock ($0.0001 par value; 20,000,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.0001 par value; 300,000,000 shares authorized; 1,934,878 and 1,316,715 shares issued and outstanding at June 30, 2010 and 2009, respectively)	193	132
Non-controlling interest in variable interest entities	6,095,314	6,095,314
Additional paid-in capital	7,127,577	6,883,300
Statutory reserve	2,470,154	2,040,899
Retained earnings	18,213,466	12,866,842
Accumulated other comprehensive income	2,650,563	2,462,754
Total Stockholders' Equity	36,557,267	30,349,241
Total Liabilities and Stockholders' Equity	$47,841,741	$46,329,485

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2010	2009
NET REVENUES
Construction	$37,496,002	$77,041,208
Hotel	3,086,553	3,515,821
Real estate	10,331,004	382,463
Total Revenues	50,913,559	80,939,492

COST OF REVENUES
Construction	32,311,960	66,277,041
Hotel	1,965,973	1,945,299
Real estate	6,465,472	300,510
Total Cost of Revenues	40,743,405	68,522,850

GROSS PROFIT	10,170,154	12,416,642

OPERATING EXPENSES:
Salaries and employee benefits	908,590	935,383
Depreciation and amortization	775,715	847,941
Selling, general and administrative	516,230	480,637
Other hotel operating expenses	89,292	59,575
Bad debt recovery	(102,704)	(993,338)
Loss on disposal of property and equipment	—	302,776
Total Operating Expenses	2,187,123	1,632,974
INCOME FROM OPERATIONS	7,983,031	10,783,668

OTHER INCOME (EXPENSES):
Other income	—	2,497
Registration rights penalty recovery	—	117,882
Foreign currency loss	—	(20)
Gain on extinguishment of derivative liabilities	2,111,506	—
Gain on change in fair value of derivative liabilities	1,756,959	—
Gain on sale of land use rights and property	350,885	—
Interest income	1,274,999	552,777
Interest expense	(2,864,685)	(2,472,021)
Total Other Income (Expenses)	2,629,664	(1,798,885)

INCOME BEFORE PROVISION FOR INCOME TAX	10,612,695	8,984,783
PROVISION FOR INCOME TAXES	2,339,637	2,819,478
NET INCOME	$8,273,058	$6,165,305

COMPREHENSIVE INCOME:
Net income	$8,273,058	$6,165,305
OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	187,809	93,705
COMPREHENSIVE INCOME	$8,460,867	$6,259,010

NET INCOME PER COMMON SHARE:
Basic	$5.14	$4.69
Diluted	$5.01	$3.17

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	1,608,685	1,315,662
Diluted	1,651,520	1,943,857